UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut

06042

(Address of registrant’s principal executive offices, including zip code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock, par value $1.00 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  ☐

Securities to be registered pursuant to Section 12(g) of the Act:

None

Lydall, Inc. supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 25, 2009 (the “Registration Statement”) as follows:

Item 1.	Description of Registrant’s Securities to be Registered.

Lydall, Inc. hereby supplements Item 1 to reflect the following developments with respect to the Rights (as defined below):

On December 17, 2009, Lydall, Inc. amended the Rights Agreement, dated as of June 23, 2009, between Lydall, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company (the “Rights Agent”), accelerating the final expiration date of the outstanding rights to purchase shares of Series A Junior Participating Preferred Stock of the Company (the “Rights”) from June 22, 2012 to December 17, 2009. As a result of this amendment, the Rights expired and the Rights Agreement effectively terminated as of December 17, 2009.

The foregoing summary of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment filed as an exhibit hereto, and to the full text of the Rights Agreement prior to the amendment, which was filed as Exhibit 1 to the Company’s Form 8-A filed with the Securities and Exchange Commission on June 25, 2009, each of which is incorporated herein by reference.

Item 2.	Exhibits.

Item 2 to the Registration Statement is hereby amended and supplemented by the addition of the Amendment, dated as of December 17, 2009, to the Rights Agreement, dated as of June 23, 2009, between the Company and the Rights Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

December 22, 2009	By:	/s/ JAMES V. LAUGHLAN
James V. Laughlan
Principal Accounting Officer and Controller